UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 6, 2025, Mirum Pharmaceuticals, Inc. (the “Company”, “Mirum”) entered into an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) with Bluejay Therapeutics, Inc. (“Bluejay”). Bluejay is a clinical-stage biopharmaceutical company dedicated to developing potentially life-changing therapeutics for serious viral and liver diseases.
On January 23, 2026 (the “Closing Date”), Mirum completed the acquisition of Bluejay (the “Acquisition”). The consideration transferred and transferrable related to the Acquisition was comprised of (i) upfront equity consideration of 4,673,597 shares of Mirum common stock, subject in certain cases to deduction to satisfy applicable taxes, (ii) upfront gross cash consideration of $280.8 million excluding cash and cash equivalents acquired as part of the Acquisition and certain working capital adjustments, (iii) equity consideration holdback of up to 522,375 shares of Mirum common stock, subject in certain cases to deduction to satisfy applicable taxes, and cash consideration holdback of up to $24.8 million, both payable to Bluejay security holders 12 months after the Closing Date, subject to reduction for potential indemnification and other obligations of Bluejay and (iv) up to $1.0 million of cash consideration holdback payable to Bluejay security holders upon finalization of working capital adjustments, which are estimated to be paid approximately four months from the closing of the acquisition.
Immediately following the consummation of the Acquisition, the Company completed the private placement (“PIPE”) of 3,385,149 shares of the Company’s common stock (“PIPE Shares”) and pre-funded warrants to purchase 536,412 shares of the Company’s common stock (the “Warrant Shares”) for aggregate net proceeds of approximately $259.9 million, after estimated offering expenses of $8.6 million. The purchase price per PIPE Share was $68.48 and the purchase price per pre-funded warrant was $68.4799 (which equals the purchase price of a PIPE Share, less $0.0001, the exercise price of each Warrant Share).
Pro Forma Information
The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the Acquisition and the PIPE (collectively referred to as the “Transactions”). The unaudited pro forma condensed combined financial information has been prepared by the Company in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined financial information gives effect to the Transactions as follows:
•The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated balance sheets of Mirum and Bluejay, giving effect to the Transactions as if they had occurred on December 31, 2025.
•The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical operating results of Mirum and Bluejay, giving effect to the Transactions as if they had occurred on January 1, 2025.
These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:
•The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission on February 25, 2026;
•The historical audited consolidated financial statements and the related notes of Bluejay as of and for the year ended December 31, 2025, included in Exhibit 99.1 to this Form 8-K/A.
The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired. Independent valuation specialists have conducted an analysis to assist management of the Company in determining the fair value of the assets acquired. The Company’s management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and may not be indicative of the Company’s financial position or results of operations that would have occurred if the Acquisition had been completed on or prior to December 31, 2025. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company. Additionally, the pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and it is possible that the differences may be material.

Mirum Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2025
(In thousands)

	Historical Mirum	Historical Bluejay	Pro Forma Adjustments		Pro Forma Combined
		(Note 2)	(Note 4)		(Note 4)
Assets
Current assets:
Cash and cash equivalents	296,683	19,998	(284,016)	(A)	271,871
			259,948	(B)
			(20,742)	(F)
Short-term investments	86,644	56,061	—		142,705
Accounts receivable	123,330	—	—		123,330
Inventory	24,887	—	—		24,887
Prepaid expenses and other current assets	18,140	4,582	—		22,722
Total current assets	549,684	80,641	(44,810)		585,515
Restricted cash	1,482	—	—		1,482
Long-term investments	8,105	—	—		8,105
Property and equipment, net	1,862	3	—		1,865
Operating lease right-of-use assets	8,741	1,003	—		9,744
Intangible assets, net	260,921	—	—		260,921
Other assets	12,018	3,969	—		15,987
Total assets	842,813	85,616	(44,810)		883,619
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	9,614	3,117	—		12,731
Accrued expenses and other current liabilities	196,185	15,131	—		211,316
Holdback liabilities, current	—	—	25,800	(D)	25,800
Total current liabilities	205,799	18,248	25,800		249,847
Operating lease liabilities, noncurrent	7,516	553	—		8,069
Convertible notes payable, net, noncurrent	309,797	—	—		309,797
Other liabilities	5,011	—	49,255	(D)	54,266
Total liabilities	528,123	18,801	75,055		621,979
Commitments and contingencies
Redeemable convertible preferred stock	—	245,147	(245,147)	(G)	—
Stockholders’ equity (deficit):
Convertible preferred stock	—	5,684	(5,684)	(G)	—
Common stock, at par	5	—	1	(B),(C)	6
Additional paid-in capital	981,878	5,965	259,947	(B)	1,667,739
			415,271	(C)
			(5,965)	(G)
			10,643	(F)
Accumulated deficit	(667,544)	(190,051)	(704,261)	(E)	(1,406,456)
			190,051	(G)
			(34,651)	(F)
Accumulated other comprehensive income	351	70	(70)	(G)	351
Total stockholders’ equity (deficit)	314,690	(178,332)	125,282		261,640
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	842,813	85,616	(44,810)		883,619

Mirum Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2025
(In thousands, except share and per share amounts)

	Historical Mirum	Historical Bluejay	Pro Forma Adjustments		Pro Forma Combined
		(Note 2)	(Note 4)		(Note 4)
Product sales, net	$521,312	$—	$—		$521,312
Operating expenses:
Cost of sales	100,240	—	—		100,240
Research and development	186,178	87,139	15,370	(BB)	288,687
Acquired in-process research and development	—	—	704,261	(AA)	704,261
Selling, general and administrative	257,030	17,643	19,281	(BB)	293,954
Total operating expenses	543,448	104,782	738,912		1,387,142
Loss from operations	(22,136)	(104,782)	(738,912)		(865,830)
Other income (expense):
Interest income	12,727	5,153	—		17,880
Interest expense	(14,389)	—	—		(14,389)
Change in fair value of derivative liability	—	(417)	—		(417)
Other income (expense), net	2,371	(593)	—		1,778
Net loss before provision for income taxes	(21,427)	(100,639)	(738,912)		(860,978)
Provision for income taxes	1,936	1,081	—	(CC)	3,017
Net loss	$(23,363)	$(101,720)	$(738,912)		$(863,995)
Net loss per share, basic and diluted	$(0.47)				$(14.73)
Weighted-average shares of common stock outstanding, basic and diluted	50,198,304		8,438,623	(DD)	58,636,927

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
1.  Basis of Presentation
The proforma information has been prepared with the expectation the Acquisition will be accounted for as an asset acquisition in accordance with U.S. GAAP as substantially all of the fair value is concentrated in a single in-process research and development (“IPR&D”) asset, an intangible asset. The net assets acquired will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date. The fair value measurements utilize estimates based on key assumptions of the Acquisition, including historical and current market data. It was determined that the acquired IPR&D and assembled workforce assets did not have an alternate future use and therefore, were recorded as acquired in-process research and development expenses upon acquisition.
The unaudited pro forma adjustments included herein are preliminary and based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments related to the Acquisition reflect the fair value of the assets as of the Closing Date and do not necessarily reflect the fair values that would have been recorded if the Acquisition occurred on December 31, 2025.
The unaudited pro forma condensed combined balance sheet as of December 31, 2025 reflects the estimated effects of the Transactions as if they had been completed on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 gives effect to the Transactions as if they had been completed on January 1, 2025.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may be a result of the Acquisition. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the post-combination company.
2.  Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, Mirum performed a preliminary analysis of Bluejay’s financial information to identify differences in financial statement presentation compared to those of Mirum. As a result, certain reclassification adjustments have been made to conform Bluejay’s historical financial statement presentation to Mirum’s historical financial statement presentation. Following the completion of the Acquisition, or as more information becomes available, the Company will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.
To conform Bluejay’s historical consolidated balance sheet presentation to Mirum’s historical consolidated balance sheet presentation included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025, accrued research and development expenses of $7.7 million, current operating lease liability of $0.5 million and current derivative liability of $4.0 million were reclassified to be presented within accrued expenses and other current liabilities.
To conform Bluejay’s historical consolidated statement of operations presentation to Mirum’s historical statement of operations presentation included in the unaudited pro forma condensed combined statement of operations as of December 31, 2025, $4.6 million of interest income and other, net was reclassified so that $5.2 million is presented within interest income and $0.6 million is presented within other income (expense), net.

3.  Estimated Purchase Price and Preliminary Purchase Price Allocation
The fair value of the consideration totaling approximately $771.1 million, inclusive of the estimated transaction costs incurred after December 31, 2025 in connection with the Acquisition, is summarized as follows (in thousands):

Amount
Equity consideration	$415,271
Equity holdback - indemnity	47,112
Cash consideration - paid in lieu of equity	6,232
Cash consideration	268,582
Cash holdback - indemnity	23,721
Cash holdback - working capital	956
Company transaction costs	9,202
Total consideration	$771,076
For pro forma purposes, the fair value of the equity consideration transferred and transferrable was calculated based on the closing stock price of Mirum’s common stock on January 23, 2026 of $94.29 per share.
The cash consideration of $268.6 million in the table above does not include the net effect of the cash and cash equivalents acquired as part of the transaction and certain working capital adjustments.
The above purchase consideration excludes an estimated $34.7 million of consideration paid and payable to holders of unvested employee stock options that were accelerated in contemplation of the merger. This amount is recognized as stock-based compensation expense of the post-combination entity immediately after closing of the Acquisition, as the related consideration paid and payable is not subject to any future service period. The estimated stock-based compensation is comprised as follows (in thousands):

Amount
Equity consideration	$10,643
Cash consideration	20,742
Equity holdback - indemnity	2,143
Cash holdback - indemnity and working capital	1,123
Total	$34,651

Allocation of the consideration transferred to the net assets acquired and based upon the net assets of Bluejay as of December 31, 2025 was as follows (in thousands):

As of December 31, 2025
Assets acquired:
IPR&D	$702,034
Assembled workforce	2,227
Cash and cash equivalents	19,998
Short-term investments	56,061
Prepaid expenses and other current assets	4,582
Operating lease right-of-use asset	1,003
Other non-current assets	3,972
Total assets acquired	789,877

Liabilities assumed:
Accrued expenses and other current liabilities	18,248
Operating lease liability, non-current	553
Total liabilities assumed	18,801
Net assets acquired	$771,076
The above allocation of the purchase price is based upon the net assets of Bluejay as of December 31, 2025 and has not been adjusted for the net assets acquired on January 23, 2026, other than certain pro forma adjustments (Note 4). It is also based upon certain preliminary valuations and other analyses that have not yet been completed as of the date of the filing. Any changes in the fair values of the net assets recorded for this asset acquisition upon the finalization of more detailed analyses of the facts and circumstances that existed at the date of the Acquisition will change the allocation of the purchase price. As such, the purchase price allocations for the acquisition are preliminary estimates.
4. Pro Forma Adjustments
The unaudited pro forma condensed combined balance sheet as of December 31, 2025 includes the following adjustments:
(A)Represents the estimated cash paid for the Acquisition that is comprised of (i) upfront cash consideration of $268.6 million, (ii) cash payment of $6.2 million to settle employee withholdings tax on behalf of Bluejay employees who received consideration in the Acquisition as shareholders and vested option holders, which was paid in cash by Mirum in lieu of 66,098 shares of Mirum common stock issuable to the Bluejay employees and (iii) transaction costs of $9.2 million.
(B)Reflects the estimated net proceeds from the issuance of common stock in private placements. In connection with the closing of the Acquisition, a total of 3,385,149 shares of common stock were issued to investors at a price of $68.48 per share. Additionally, 536,412 pre-funded warrants with an exercise price of $0.0001 were issued to investors at a price of $68.4799 per Warrant Share. The warrants were exercisable immediately upon issuance and will remain exercisable until exercised in full. Mirum may not effect the exercise of any pre-funded warrants and the selling stockholder that holds pre-funded warrants (together with its affiliates and other attribution parties) may not exercise any portion of a pre-funded warrant to the extent that, immediately after giving effect to such exercise, the holder would own more than 9.99% of the Company’s outstanding common stock, which percentage may be increased or decreased at the holder’s option (not to exceed 19.99%) upon 61 days’

notice to Mirum, subject to the terms of the pre-funded warrants. A summary of the proceeds is as follows (in thousands):

Amount
Proceeds from issuance of common stock in PIPE	$231,815
Proceeds from issuance of common stock warrants in PIPE	36,733
Estimated offering expenses	(8,600)
Net proceeds from private placements	$259,948
(C)Represents the estimated fair value of the upfront equity consideration of $415.3 million for the asset acquisition, which was determined based on the January 23, 2026 closing price of Mirum common stock of $94.29 per share and 4,404,190 shares of Mirum common stock issued to Bluejay’s security holders. The upfront equity consideration excludes shares withheld in exchange for cash payment of withholding tax on behalf of Bluejay employees who received consideration in the Acquisition (Adjustment A) and shares paid to holders of unvested Bluejay stock options (Adjustment F).
(D)Represents the estimated fair values of (i) cash holdback subject to indemnity of $24.8 million, (ii) cash holdback subject to working capital adjustments of $1.0 million, and (iii) equity holdback subject to indemnity of $49.3 million, which represents the estimated fair value of 522,375 shares of common stock per the Merger Agreement based upon the closing stock price on January 23, 2026 of $94.29 per share. These amounts include equity issuable and cash payable as consideration for the Acquisition, as well as amounts accounted for as stock-based compensation related to acceleration of unvested employee stock options in contemplation of the Acquisition (Note 3).
(E)Represents the preliminary allocation of the purchase price to (i) acquired IPR&D of $702.1 million and (ii) assembled workforce of $2.2 million, which were expensed upon acquisition and are reflected in accumulated deficit as the Company determined that the assets have no future alternative use as of the closing of the Acquisition.
(F)Reflects the consideration paid and payable to holders of Bluejay unvested stock options, which is excluded from the purchase consideration and recognized as stock-based compensation of the post-combination entity immediately after closing of the Acquisition. The estimated $34.7 million of stock-based compensation to be recognized is comprised of (i) upfront cash consideration of $20.7 million (ii) equity consideration with an estimated fair value of $10.7 million based on the January 23, 2026 closing price of Mirum stock of $94.29 per share, and (iii) allocation of an estimated $1.1 million and $2.2 million of the cash and equity holdback consideration, respectively, subject to indemnity and working capital adjustments.
(G)Represents the elimination of Bluejay’s historical redeemable convertible preferred stock and stockholders’ equity (deficit) balances upon acquisition, including redeemable convertible preferred stock of $245.1 million, convertible preferred stock of $5.7 million, additional paid-in capital of $6.0 million, accumulated deficit of $190.1 million and accumulated other comprehensive income of $0.1 million.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 includes the following:
(AA)Represents the immediate expensing of acquired IPR&D and assembled workforce of $702.1 million and $2.2 million, respectively, as they have no future alternative use.
(BB)Represents the recognition of an estimated $34.7 million in stock-based compensation incurred in connection with consideration paid and payable to the holders of unvested Bluejay employee stock options which were accelerated in contemplation of the merger (Note 3).
(CC)Based on Mirum and Bluejay’s history of net losses and full valuation allowances, and the Company’s expectation of losses in the near future on a combined basis, the Company believes it is more likely than not that its deferred tax assets will continue to be not realized as a combined entity. Therefore, no tax related adjustments have been reflected in the pro forma condensed combined statement of operations.
(DD)Represents the adjustment of weighted-average shares outstanding (Note 5) to give effect to (i) the common stock issued in connection with the Acquisition and (ii) the common stock and pre-funded warrants issued in the PIPE as if the issuances occurred at the beginning of the period presented. As the pre-funded warrants are issuable for little or no consideration, they are considered outstanding for purposes of determining earnings per share. As the pro forma condensed combined statement of operations for the year ended December 31, 2025 is in a net loss position, the pro forma diluted net loss per share excludes the potential impact of the Company’s common stock subject to repurchase, common stock options, restricted stock options, contingently issuable employee stock purchase plan shares and common stock issuable upon conversion of convertible notes because their effect would be anti-dilutive.
5. Net Loss per Share
For the unaudited pro forma condensed combined statements of operations, the asset acquisition and the private placements closed immediately after the asset acquisition have been reflected as if such transactions had occurred at the beginning of the period presented. The weighted-average shares outstanding for the pro forma basic and diluted net loss per share assumes that the common stock issued in connection with the Acquisition and the common stock and pre-funded warrants issued in private placements had been outstanding for the entirety of the period presented. As the pre-funded warrants are issuable for little or no consideration, they are considered outstanding for purposes of determining basic and diluted earnings per share. The following table sets forth the computation of the Company’s basic and diluted net loss per share (in thousands, except share and per share amounts):

Year ended December 31, 2025
Pro forma net loss	$(863,995)
Weighted-average number of shares outstanding, basic and diluted	58,636,927
Pro forma net loss per share, basic and diluted	$(14.73)

Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted
Mirum historical weighted-average shares outstanding	50,198,304
Common stock issued in connection with asset acquisition	4,517,062
Common stock issued in private placements	3,385,149
Common stock warrants issued in private placement	536,412
Total weighted-average shares outstanding used to compute pro forma net loss per share, basic and diluted	58,636,927
The following potentially dilutive shares of Mirum have been excluded from the calculation of pro forma diluted net loss per share for the period presented due to their anti-dilutive effect:

Amount
Options to purchase common stock and restricted stock units	10,728,153
Common stock issuable upon conversion of convertible notes	9,963,490
Employee stock purchase plan contingently issuable	17,257
Equity holdback - indemnity	522,375
Total	21,231,275